April 23, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Fresh Brands, Inc. and, under the date of February 26, 2004, except as to paragraphs 4 and 5 of note 4, which are as of March 18, 2004, we reported on the consolidated financial statements of Fresh Brands, Inc. as of and for the years ended January 3, 2004 and December 28, 2002. On April 19, 2004 our appointment as principal accountants was terminated. We have read Fresh Brands, Inc.‘s statements included under Item 4 of its Form 8-K dated April 19, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Fresh Brands, Inc.‘s statements that (1) Deloitte & Touche LLP was not consulted with regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Fresh Brands, Inc.‘s consolidated financial statements, and (2) the change in principal accountants was approved by the audit committee.

Very truly yours,

/s/ KPMG LLP